Exhibit 99.1

Enservco Corporation Reports 2022 Fourth Quarter and Full Year Financial Results

●	Q4 revenue up 59% YOY to $6.5 million from $4.1 million

●	Seventh consecutive quarter of YOY revenue growth following drilling downturn and pandemic impact that began in 2020

●	Q4 net loss improves to $1.7 million from $3.1 million

●	Q4 adjusted EBITDA turns positive at $17,000 vs. loss of $2.0 million

●	Full year revenue up 41% YOY to $21.6 million from $15.3 million due to revenue gains in both production and completion segments

●	Full year net loss improves to $5.6 million from $8.1 million

●	Full year adjusted EBITDA improves to loss of $2.6 million from loss of $6.1 million

●	February 2023 public offering raised approximately $3.5 million in gross proceeds

●

Executive Chairman’s investment firm converted $1.1 million of convertible debt to common stock with plans for future fixed price conversions pending stockholder approval at upcoming Annual Meeting scheduled for June 13, 2023

Longmont, CO – March 31, 2023 – Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its fourth quarter and full year ended December 31, 2022.

“Our seventh consecutive quarter of increased year-over-year revenue culminated in 41% growth in full year revenue – to $21.6 million in 2022 from $15.3 million a year ago. Both our production and completion operating segments produced double-digit growth for the year as customer demand continued its steady rise following the industry downturn and pandemic impact that began in early 2020,” said Rich Murphy, Executive Chairman. “We also delivered solid improvement in bottom line results for the full year, with net loss reduced by 31% and adjusted EBITDA loss reduced by 56%. Additionally, we are pleased to announce the February 2023 completion of a public offering that raised gross proceeds of approximately $3.5 million that will be used to continue advancing our growth and diversification initiatives.

“More recently, we further strengthened our balance sheet when Cross River Partners converted approximately $1.1 million in convertible debt to equity. Cross River expects to convert its remaining convertible notes in the amount of approximately $2.5 million pending approval by stockholders at the upcoming June 13, 2023, Annual Meeting. This expected conversion would mark the end of our balance sheet restructuring effort that began in December 2019 when we had approximately $35 million in long-term debt, which we expect to be reduced to less than $6.5 million in mid-2023. We are now able to focus exclusively on increasing our revenue, enhancing gross margins and pursuing accretive and diversifying acquisitions or combinations within our more conservative financial philosophy.”

2022 Fourth Quarter Results

Total revenue in the fourth quarter increased 59% to $6.5 million from $4.1 million in the same quarter last year. The increase was attributable to stronger customer demand across both operating segments.

Production services revenue, which includes hot oiling and acidizing services, increased 4% to $2.6 million from $2.5 million in the same quarter last year. Production services generated a segment profit of $0.3 million compared to a segment loss of $0.5 million in the same quarter last year. Completion services revenue increased 142% in the fourth quarter to $3.9 million from $1.6 million in the same quarter last year. Completion services generated a segment profit of $0.7 million compared to a loss of $0.3 million in the same quarter last year.

Operating loss improved to $1.2 million from $3.2 million in the same quarter last year. Total other expense was $0.5 million in 2022 compared to total other income $24,000 in the same quarter last year.

The Company reported an improved net loss of $1.7 million compared to a net loss of $3.1 million in the same quarter last year.

Adjusted EBITDA was $17,000 compared to an adjusted EBITDA loss of $2.0 million in the same quarter last year.

Full Year Results

Total revenue for the year ended December 31, 2022, was $21.6 million, up 41% from $15.3 million in the prior year.

This increase reflected higher customer demand across the business. Specifically, production services revenue for the year increased 24% to $11.2 million from $9.0 million a year ago and generated a segment profit of $0.7 million versus a segment loss of $0.7 million a year ago. Completion services revenue increased 65% year over year to $10.4 million from $6.3 million a year ago and generated a segment profit of $0.7 million versus a segment loss of $1.3 million a year ago.

Operating loss improved by $3.0 million in 2022 – to $8.4 million from $11.4 million in the prior year. Total other income was $2.8 million in 2022 compared to $3.6 million in the prior year. Total other income in 2022 included a $4.3 million gain on debt extinguishment, which was partially offset by $1.4 million in current year interest expense. Total other income in the prior year included $3.7 million in Employee Retention Credits and PPP loan forgiveness and only nominal interest expense.

Net loss for the full year improved to $5.6 million from $8.1 million in the prior year.

Adjusted EBITDA loss in 2022 improved to $2.6 million from a loss of $6.1 million in the prior year.

Enservco used $2.2 million in cash from operations in 2022, a 53% improvement over $4.8 million in the prior year.

To view financial statements on Form 10-K as filed with the SEC today, click the following link:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0000319458/000143774923008841/ensv20221231b_10k.htm

Conference Call Information

Enservco will not conduct a conference call in conjunction with its Form 10-K filing but plans to resume such calls beginning with first quarter results expected to be released in mid-May.

About Enservco

Through its various operating subsidiaries, Enservco provides a range of oilfield services, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming, West Virginia, Utah, Michigan, Illinois, Florida, New Mexico and Louisiana. Additional information is available at www.enservco.com.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net loss in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," “should,” and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2021, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include plans to release first quarter 2023 results and conduct a conference call in mid-May, ability to continue generating increased revenue and improved profitability, ability to execute accretive M&A, continuation of customer demand, ability to gain stockholder approval for debt conversion, potential to continue converting convertible debt to equity and strengthen the balance sheet, ability to reduce long-term debt to less than $6.5 million by mid-year 2023, and plans to convene an Annual Meeting in June 2023. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-880-9000

jay@pfeifferhigh.com